An offering statement pursuant to Regulation A relating to these securities has been filed with the U.S. Securities and Exchange Commission (the “SEC”). Information contained in this Preliminary Offering Circular is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted before the offering statement filed with the Commission is qualified. This Preliminary Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy nor may there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of any such state. We may elect to satisfy our obligation to deliver a Final Offering Circular by sending you a notice within two business days after the completion of our sale to you that contains the URL where the Final Offering Circular or the offering statement in which such Final Offering Circular was filed may be obtained.

PRELIMINARY OFFERING CIRCULAR DATED July__, 2017, SUBJECT TO COMPLETION

REBUILD MIAMI-EDGEWATER, LLC

5101 Collins Avenue

Miami Beach, Florida 33140

787-900-5048

www.miami.vib.com

Best Efforts Maximum Amount: $50,000,000 of 10,000 8% Notes
Best Efforts Minimum Amount: $15,000,000 of 3,000 8% Notes
Offering Price per 8% Note: $5,000 (USD)

This preliminary offering circular (the “Preliminary Offering Circular”) relates to the offer and sale of a minimum of $15,000,000 (the “Minimum Amount”) and a maximum of up to $50,000,000 (the “Maximum Amount”) in principal amount of secured 8% interest per annum, notes (the “Notes”) of Rebuild Miami-Edgewater, LLC., a Florida limited liability company (the “Company”). The offering of the Notes described herein (the “Offering”) is being made pursuant to Tier 2 of Regulation A, promulgated under the Securities Act of 1933, as amended (the “Securities Act”). The Notes will be issued in the minimum amount of $10,000 and in multiples of $5,000. The Notes will bear interest at a fixed rate of 8% per annum, which will begin accruing on the date of each closing with interest paid quarterly. See “Item 14 Description of Securities Being Offered” on Page 38 for additional disclosures and information. Each closing of a purchase and sale of the Notes shall be consummated on such date(s) as we accept an investor’s offer to purchase the Notes as evidenced by the Company’s counter-execution of the signature page to the Subscription Agreement and Notes for each such investor and the return of a fully executed Subscription Agreement and Notes to the relevant investor The proposed sale of the Units will begin as soon as practicable after the Offering Statement of which this Preliminary Offering Circular is a part (the “Offering Statement”) has been qualified by the SEC. In the event the Minimum Amount is not raised in 12 months from the date of qualification by the SEC, all funds received will be promptly returned to investors without interest or offset. It is anticipated that the Company will hold the funds tendered by investors in an escrow account at Ocean Bank of Miami (“Ocean Bank”) until the Minimum Amount is reached, although as of the date hereof, the escrow account has not been established.

	Price to Public	Underwriting Discount and Commissions	Proceeds to Company	Proceeds to Other Persons
Per Note	$5,000	$250	$4,750	$0
Total Minimum	$15,000,000	$750,000	$14,250,000	$0
Total Maximum	$50,000,000	$2,500,000	$47,500,000	$0

This Offering is inherently risky. See “Risk Factors” on page 8.

The United States Securities and Exchange Commission does not pass upon the merits of or give its approval to any securities offered or the terms of the offering, nor does it pass upon the accuracy or completeness of any offering circular or other solicitation materials. These securities are offered pursuant to an exemption from registration with the Commission; however, the Commission has not made an independent determination that the securities offered are exempt from registration.

Generally, no sale may be made to you in this offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth. Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

The Company is following the “Offering Circular” format of disclosure under Regulation A.

Item 2.	Table of Contents

- i -

Item 3.	Summary and Risk Factors

This summary contains basic information about us and the Offering. As it is a summary, it does not contain all the information that you should consider before investing. You should read the entire Offering Circular carefully, including the risk factors and our financial statements and the related Notes to those statements included in this prospectus. Except as otherwise required by the context, references in this offering circular to “we,” “our,” “us,” the “Issuer,” and the “Company,” refer to Rebuild Miami-Edgewater, LLC.

The Company

We were formed on December 16, 2014, as a Florida limited liability company, and purchased a 7.4-acre parcel of vacant land (“Project Site”) in the Arts and Entertainment District of the City of Miami in 2015 for $64.0 million. Our Manager is USA Capital Management, Inc., an SEC reporting company (the “Manager”). The Members of the Company are Stephen Meruelo and Anthony Meruelo (the “Members”). The Members are our controlling interest holders. Our Manager, and affiliates thereof, contributed a total of Sixty Million Dollars ($60,000,000) to the Project (as defined below), representing Thirty Million Dollars ($30,000,000) in unsecured debt and Thirty Million Dollars ($30,000,000) of equity. On March 22, 2017, we executed a note in the amount of Thirteen Million Dollars ($13,000,000) secured by a mortgage on the Project Site, as well as the accompanying business loan agreement (the “Senior Loan”) with the Commercial Bank of California (“CBC”). We intend on constructing a 200 to 250 room, “urban boutique” hotel affiliated with the Vib brand by Best Western International, Inc. (the “Hotel”) on the Project Site (the “Project”). Additional development of other buildings on the Project Site may occur in the future.

The capital raised in this Offering has been budgeted to cover the costs associated with our operational needs, working capital, and construction and hotel development related costs, as well as repayment of the Senior Loan. We intend on using the majority of the proceeds from this Offering for the purposes of constructing and developing the Hotel. However, some of our operating expenses, such as accounting costs, will likely require cash. There is no way to predict or otherwise detail expenses.

Principal Offering Terms

We are offering 8% interest bearing Notes, payable quarterly in March, June, September and December until maturity, to be secured by a junior mortgage on the Project Site (the “Junior Mortgage”).

Interest:	The Notes will bear interest at a rate of eight percent (8%) simple interest per annum, paid quarterly. All computations of the interest rate under the Notes will be made on the basis of a 360-day year of twelve 30-day months and calculated based on the actual number of days elapsed. In the event that any interest rate provided under the Notes are determined to be unlawful, such interest rate will be computed at the highest rate permitted by applicable law. Any payment by the investor of any interest amount in excess of that permitted by law will be considered a mistake, with the excess to be applied to the principal amount without prepayment premium or penalty.

Maturity Date:

Each Note will mature on the seventh (7th) year anniversary of the issuance of such Note (the “Maturity Date”), upon which date the Holder shall be repaid principal and accrued interest in cash funds by a balloon payment.

Collateral:	The Notes will be structurally subordinated to the Senior Loan. The Notes will be secured by a Junior Mortgage (the “Collateral”).

Use of Proceeds:	In the event that the Maximum Amount is raised, we intend on using a portion of the proceeds of the Offering to repay the amounts owed under our Senior Loan, thereby elevating the noteholders to first Collateral position. Of course, there can be no guaranty that the Maximum Amount is raised and we are able to pay off our Senior Loan; the existing first mortgage.

Other Note Terms:

The Notes are payable solely from the interest reserve with regard to the quarterly interest payments and from the operations and revenues of the Hotel with regard to principal.

The Notes are issuable only as fully registered notes, registered in the name of Cede & Co., as nominee of the Depository Trust Company, New York, New York (“DTC”). Purchases of Notes will be made in book-entry only form in denominations of $5,000 or any integral of $5,000 in excess thereof with a minimum purchase of $10,000.

Interest Reserve:	The Notes will have a 3-year interest reserve for the required quarterly interest payments held in a segregated account by the Company with Ocean Bank. The interest reserve is intended that there will be funds on hand to meet the quarterly Note payments during the construction and opening of the Project. The Project is scheduled to open in approximately two years, and if we are able to meet that schedule, it may begin producing income on the third year, after commencement of construction. However, in order to allow for unexpected delays, we believe the interest reserve is sufficient to pay the quarterly interest payments to noteholders for up to three years.

Prepayment:	We may at any time prepay all or any part of the outstanding principal amount and any accrued and unpaid interest thereon, without penalty or premium, with prepayments being applied first to outstanding interest, and then to principal.

Closings:	Each closing of a purchase and sale of the Notes shall be consummated on such date(s) as we accept an investor’s offer to purchase the Notes as evidenced by the Company’s counter-execution of the signature page to the Subscription Agreement and Notes for each such investor and the return of a fully executed Subscription Agreement and Notes to the relevant investor (each, a “Closing” and collectively, the “Closings”).

Redemption:	Investors may request early redemption of the Notes at any time after the initial 24-month term by giving us at least 90 days’ prior written notice. Subject to available funds, we may return the funds to the investor upon expiration of the 90-day notice period subject to a penalty of 5.0% of the principal amount being returned. After 48 months, an investor may request redemption of its Note with 90 days’ notice, subject to availability of cash on hand, and without penalty. Our cash position and the availability of sufficient cash, inclusive of working capital and debt reserves, to return to investors will be based on monies that are available at such time in a liquid account, as we determine in our sole discretion. Our business is to construct and develop the Hotel, which is not a liquid asset. Therefore, if we do not have available funds to honor an investor’s redemption request upon expiration of the 90-day period, we will honor the redemption request and return the investor’s funds as soon as cash becomes available.

Conditions Precedent to Close:	On or prior to the date of each Closing, the following shall have occurred: (i) the investor shall have paid the Note purchase price by a bank cashier’s check or by wire transfer of immediately available U.S. funds; (ii) the investor shall have delivered a dated and executed signature page to the Subscription Agreement, with all blanks properly completed; and (iii) the investor shall have thoroughly reviewed the Offering Circular

Limitations on Resale:	The Offering imposes an overall limitation on sales by selling security holders in that all resales exempt under Regulation A during the initial offering period, regardless of whether they are made by affiliates, are limited to no more than 30% of the aggregate offering price. Affiliates are subject to resale limitations of $15,000,000 during the initial 12 month period of the Offering based on a maximum raise of $50,000,000, as calculated under the Regulation A rules.

Non-Accredited Investor Limitation:	A non-accredited natural person investor may not invest more than 10% of the greater of its annual income and net worth, and in the case of a corporation or trust, no more than 10% of the greater of the purchaser’s revenue or net assets as of the Investor’s most recent fiscal year end.

liquidity:	The Notes may be sold in exempt secondary sale transactions, subject to limitations on resale under the Regulation A exemption. The Company may in its discretion apply for the Notes to be listed or traded on a public exchange, automated quotation system or other trading platform.

Summary of Selected Risk Factors

Some of our material risk factors include:

•	The Notes will be junior to the Senior Loan.

•	The Notes will only be paid out of the revenues and operations of the proposed Hotel and there is no guarantee that the Project will be successful enough to provide sufficient capital to repay the amounts owed under the Notes.

•	The Notes are not subject to an indenture agreement and, therefore, the interests of potential investors will not be protected by an independent trustee.

•	An investor may request early redemption of the Notes at any time after the initial 24-month term by giving us at least 90 days’ prior written notice, which may be granted, based upon availability of funds, but will be subject to a penalty of 5.0% of the principal amount being returned.

•	We have limited operating history.

•	We currently have no assets other than the Project Site and there may be a delay before we can generate sufficient revenue to pay interest on the Notes.

•	The Company does not have an executed Franchise Agreement or Hotel Management Agreement in place.

•	If we cannot generate sufficient revenue and cease operations, you may lose your entire investment.

•	We are highly dependent on our officers and our Manager.

•	Investment in hotel construction and development is speculative and we will be highly dependent on the performance of the global economy, the financial markets and the real estate market.

special note regarding FORWARD-LOOKING STATEMENTS AND OTHER DISCLOSURES

This Preliminary Offering Circular contains forward-looking statements within the meaning of the federal securities laws. We caution investors that any forward-looking statements presented in this Offering Circular, or which management may make orally or in writing from time to time, are based on management’s beliefs and assumptions made by, and information currently available to, management. When used, the words “anticipate,” “believe,” “expect,” “intend,” “may,” “might,” “plan,” “estimate,” “project,” “should,” “will,” “would,” “result” and similar expressions, which do not relate solely to historical matters, are intended to identify forward-looking statements.

Such statements are subject to risks, uncertainties and assumptions and are not guarantees of future performance, which may be affected by known and unknown risks, trends, uncertainties and factors that are beyond the Company’s control. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. While forward-looking statements reflect the Company’s good faith belief when made, they are not guarantees of future performance. The Company expressly disclaims any responsibility to update forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Moreover, we operate in a very competitive and rapidly changing environment, and new risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this Preliminary Offering Circular may not occur, and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements. We undertake no obligation to revise or publically release the results of any revision to these forward-looking statements, except as required by law. Given these risks and uncertainties, Prospective Investors are cautioned not to place undue reliance on such forward-looking statements.

Other Disclosures

THE SEC DOES NOT PASS UPON THE MERITS OF OR GIVE ITS APPROVAL TO THE NOTES OFFERED HEREBY OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY PRELIMINARY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THE NOTES ARE BEING OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE SEC; HOWEVER, THE SEC HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE NOTES ARE EXEMPT FROM REGISTRATION.

THE NOTES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OR APPLICABLE STATE SECURITIES LAWS, AND ARE BEING OFFERED AND SOLD IN RELIANCE ON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF SUCH LAWS. THE NOTES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SEC OR ANY STATE REGULATORY AUTHORITY, NOR HAS THE SEC OR ANY STATE REGULATORY AUTHORITY PASSED UPON OR ENDORSED THE MERITS OF THE OFFERING OR THE ACCURACY OR ADEQUACY OF THIS OFFERING CIRCULAR. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

THIS PRELIMINARY OFFERING CIRCULAR CONTAINS ALL OF THE REPRESENTATIONS BY THE COMPANY CONCERNING THIS OFFERING, AND NO PERSON SHALL MAKE DIFFERENT OR BROADER STATEMENTS THAN THOSE CONTAINED HEREIN. INVESTORS ARE CAUTIONED NOT TO RELY UPON ANY INFORMATION NOT EXPRESSLY SET FORTH IN THIS OFFERING CIRCULAR.

THIS PRELIMINARY OFFERING CIRCULAR DOES NOT CONSTITUTE AN OFFER TO SELL OR SOLICITATION OF AN OFFER TO BUY IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL OR ANY PERSON TO WHO IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PRELIMINARY OFFERING CIRCULAR NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

THIS PRELIMINARY OFFERING CIRCULAR MAY NOT BE REPRODUCED IN WHOLE OR IN PART. THE USE OF THIS PRELIMINARY OFFERING CIRCULAR FOR ANY PURPOSE OTHER THAN AN INVESTMENT IN THE NOTES DESCRIBED HEREIN IS NOT AUTHORIZED AND IS PROHIBITED.

THIS OFFERING IS SUBJECT TO WITHDRAWAL OR CANCELLATION BY THE COMPANY AT ANY TIME AND WITHOUT NOTICE. THE COMPANY RESERVES THE RIGHT IN ITS SOLE DISCRETION TO REJECT ANY SUBSCRIPTION IN WHOLE OR IN PART NOTWITHSTANDING TENDER OF PAYMENT OR TO ALLOT TO ANY PROSPECTIVE INVESTOR LESS THAN THE PRINCIPAL AMOUNT OF NOTES SUBSCRIBED FOR BY SUCH INVESTOR.

THE OFFERING PRICE OF THE NOTES FOR WHICH THIS PRELIMINARY OFFERING CIRCULAR RELATES HAS BEEN DETERMINED BY THE COMPANY AND DOES NOT NECESSARILY BEAR ANY SPECIFIC RELATION TO THE ASSETS, BOOK VALUE OR POTENTIAL EARNINGS OF THE COMPANY OR ANY OTHER RECOGNIZED CRITERIA OF VALUE.

THE COMPANY MAKES NO REPRESENTATIONS AS TO THE EFFECT OF THE PURCHASE OF THE NOTES UPON EITHER THE PARTICULAR INVESTMENT SITUATION OR THE PARTICULAR TAX SITUATION OF ANY PROSPECTIVE INVESTOR.

INVESTORS SHOULD NOT CONSIDER THE CONTENTS OF THIS PRELIMINARY OFFERING CIRCULAR OR ANY COMMUNICATION, WHETHER WRITTEN OR ORAL, AS LEGAL, TAX, ACCOUNTING OR OTHER EXPERT ADVICE. EACH PROSPECTIVE INVESTOR SHOULD CONSULT HIS OWN LEGAL COUNSEL, ACCOUNTANTS, AND OTHER PROFESSIONAL ADVISERS AS TO THE LEGAL, TAX, ACCOUNTING AND RELATED MATTERS CONCERNING THIS INVESTMENT. THIS PRELIMINARY OFFERING CIRCULAR CONTAINS SUMMARIES OF PERTINENT DOCUMENTS AS WELL AS APPLICABLE LAW AND REGULATIONS. WHILE THE COMPANY BELIEVES THAT THESE SUMMARIES FAIRLY REFLECT AND SUMMARIZE THOSE ITEMS, THESE SUMMARIES ARE NOT COMPLETE AND ARE QUALIFIED BY REFERENCE TO THE COMPLETE TEXTS THEREOF.

NASAA UNIFORM LEGEND:

IN MAKING AN INVESTMENT DECISION INVESTORS MUST RELY ON THEIR OWN EXAMINATION OF THE ISSUER AND THE TERMS OF THE OFFERING, INCLUDING THE MERITS AND RISKS INVOLVED. THESE SECURITIES HAVE NOT BEEN RECOMMENDED BY THE FEDERAL OR STATE SECURITIES COMMISSION OR REGULATORY AUTHORITY. FURTHERMORE, THE FOREGOING AUTHORITIES HAVE NOT CONFIRMED THE ACCURACY OR DETERMINED THE ADEQUACY OF THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND THE APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. INVESTORS SHOULD BE AWARE THAT THEY WILL BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME.

FOR ALL RESIDENTS OF ALL STATES:

THE NOTES OFFERED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF CERTAIN STATES AND ARE BEING OFFERED AND SOLD IN RELIANCE ON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF SAID ACT AND SUCH LAWS. THE INTERESTS ARE SUBJECT IN VARIOUS STATES TO RESTRICTION ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER SUCH LAWS PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. THE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SEC, ANY STATE SECURITIES COMMISSION OR OTHER REGULATORY AUTHORITY, NOR HAVE ANY OF THE FOREGOING AUTHORITIES PASSED UPON OR ENDORSED THE MERITS OF THIS OFFERING OR THE ACCURACY OR ADEQUACY OF THE OFFERING CIRCULAR. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

RISK FACTORS

THE FOLLOWING DISCUSSION OF RISK FACTORS DOES NOT PURPORT TO BE A COMPLETE DESCRIPTION OF THE RISKS INVOLVED IN AN INVESTMENT IN THE COMPANY. PROSPECTIVE INVESTORS SHOULD READ THIS ENTIRE PRELIMINARY OFFERING CIRCULAR AND EACH OF THE EXHIBITS TO THIS OFFERING STATEMENT OF WHICH THIS OFFERING CIRCULAR IS A PART, AND SHOULD CONSULT WITH THEIR OWN LEGAL, TAX AND FINANCIAL ADVISERS BEFORE DECIDING WHETHER TO INVEST IN THE COMPANY. PROSPECTIVE INVESTORS SHOULD CONSIDER, AMONG OTHER MATTERS, THE FOLLOWING FACTORS IN DETERMINING WHETHER AN INVESTMENT IN THE COMPANY IS A SUITABLE INVESTMENT.

RISKS RELATED TO THE COMPANY AND THE OFFERING

Our revenues are uncertain and we have a limited operating history.

We were organized in December 2014 and we have a limited history of operations. As such, we should be considered a developmental stage company and our operations will be subject to all of the risks inherent in the establishment of a new business enterprise, including, but not limited to, hurdles or barriers to the implementation of our business plan. The hotel industry is highly competitive. Our success will depend upon our ability to successfully construct and operate the Hotel. No assurance can be given that the Hotel will be successful. The realization of future revenues and expenses are subject to, among other things, the capabilities of our management, government regulation and future economic and other conditions that are unpredictable and that may affect revenues and payment of Note principal and interest.

There is no guarantee that the Project will be successful.

Our business plan is to construct, develop and operate the Hotel. There is no guarantee that we will be able to complete the construction and development of the Hotel, or that the Hotel, if completed, will be successful. If we do not complete the construction of the Hotel, or if the Hotel fails to create sufficient positive cash flow to repay the Notes, then we will be unable to repay the amounts owned under the Notes.

We require additional financing, even if we sell the Maximum Amount.

The Project is anticipated to cost approximately $70,930,900, and it is anticipated that it will be financed through a combination of the Senior Loan with CBC secured by first priority senior mortgage; various short term notes provided by related parties; equity contributions of our Manager; the proceeds of this Offering; and various other loans and/or equity contributions and other sources of financing. To date, our Manager, and affiliates thereof, have contributed approximately Sixty Million Dollars ($60,000,000) in unsecured debt and equity. Even if we sell the Maximum Amount under this Offering, we will not able to complete the construction and development of the Hotel, and commence operations without additional financing. No assurance can be made that we will obtain the financing necessary to complete the construction and development of the Hotel. If we cannot obtain a sufficient amount of financing (which will increase dollar-for-dollar for any shortfall in the amount of capital sought in this Offering), we will be unable to complete the Project or open the Hotel for business and investors in this Offering may lose their entire investment. Additionally, such financing may be secured and pari passu or senior in ranking to the Notes. Any potential additional financing could adversely affect our liquidity, results of operations, and our ability perform pursuant to the Note terms.

We may sell only the Minimum Amount.

The minimum amount of Notes that need to be sold in this Offering for us to access the investment funds is $15,000,000.00, within the twelve (12) months of qualification of this Offering. If we sell only the Minimum Amount, we will not be able to commence or complete construction of the Hotel, our ability to meet our financial obligations and cash needs could be adversely affected, and we may not be able to repay the Senior Loan. In order to complete construction of the Hotel, we anticipate needing approximately $37,000,000. If only the Minimum Amount is raised in this Offering, we will have a significant shortfall and we will need to seek additional financing to complete the Project.

We have limited financial statements that offer no indication of the potential success.

Because we have a no operating history, we are able to provide only limited financial statements. Accordingly, prospective investors will be required to make their investment decision based on this limited financial information.

The Notes are not subject to an indenture agreement.

We are issuing the notes without an indenture agreement. As a result, investors will not have the protection of an independent trustee.

Financial failures will hinder payments to investors.

An investment in the Notes, as in any type of security, involves insolvency and bankruptcy considerations that investors should carefully consider. If we become a debtor subject to insolvency proceedings under the bankruptcy code, it is likely to result in delays in the payment of the principal and interest of the Notes and may delay enforcement remedies under the Notes. Provisions under the bankruptcy code or general principal of equity that could result in the impairment of an investor’s rights include the automatic stay, avoidance of preferential transfers by a trustee or debtor-in-possession, substantive consolidation, limitations of the ability to collect unmatured interest or attorneys’ fees and forced restructuring of the Notes.

The Notes are junior in ranking to the Senior Loan.

The Notes are junior in ranking to the Senior Loan, and are secured by the Junior Mortgage. Thus, our senior lender, CBC, has priority of payment, and in the event of a default, there may not be sufficient funds to satisfy the amounts due under the Notes. Our future debt obligations will be junior in right of payment to the Notes, unless such obligations by their terms are considered pari passu with the Notes or secured obligations.

Your investment is a long-term investment and there can be no assurance that you will realize a return on your investment.

Investors should be aware of the long-term nature of their investment. Prospective investors will be required to represent in writing that they are purchasing the Notes for their own account for long-term investment and not with a view towards resale or distribution. Accordingly, purchasers of the Notes must be willing and able to bear the economic risk of their investment for an indefinite period of time. No assurance can be given that you will realize a return on your investment or that you will not lose your entire investment. For this reason, you should read this Offering Circular carefully. Additionally, you should consult with your own personal legal and financial advisors prior to making any investment decision.

The Notes are arbitrarily valued.

We have arbitrarily assigned the interest rates associated with the Notes. The interest rates have not been influenced by or based upon appraisals, licensed broker-dealer advice, legal counsel, and/or any other form of qualified evaluation.

The interest reserve for the Notes may be inadequate.

The Notes will have a 3-year interest reserve for the required quarterly interest payments. The interest reserve is intended to provide that there will be funds on hand to meet the quarterly Note payments during the construction and opening of the Project. The Project is scheduled to open in approximately two (2) years, if we are able to meet that schedule, and it may begin producing income upon the third year after construction. However, in order to allow for unexpected delays, we believe that the interest reserve is sufficient to pay the quarterly interest payments noteholders for three years. Nonetheless, there is no assurance that an additional year of interest reserve will be sufficient to pay the quarterly payments to noteholders in the event of a very lengthy construction delay. In such instance, we may not have sufficient funds to meet the quarterly Note payment requirements.

We reserve the right to prepay the Notes.

We reserve the right to make early repayment to any and all investors before the maturity date set forth in the Notes without any additional payment or fee to the investor. This means we have the right to hold the investor’s money until the end of the maturity date set forth on the Notes or to make early repayment at its discretion without any penalty.

Investors are subject to a 5% early redemption penalty prior to the 48th month.

An investor may request early redemption of the Notes at any time after the initial 24-month term by giving us at least 90 days’ prior written notice, which may be granted, based upon availability of funds, but will be subject to a penalty of 5.0% of the principal amount being returned. An investor may request early redemption of the Notes at any time after the 48th month, by providing us at least 90 days’ prior written notice, which may be granted, based upon the availability of funds.

Bankruptcy proceedings could adversely affect our ability to make principal and interest payments.

If we become bankrupt, you could experience delays or reductions in payments on your Notes including as a result of:

•	The “automatic stay” provisions of the U.S. Bankruptcy Code, which prevent creditors from exercising remedies against a debtor in bankruptcy, and provisions of the U.S. Bankruptcy Code that permit substitution of collateral in certain circumstances;

•	A successful prosecution of applicable federal or state fraudulent conveyance laws or other legal theories related to the insolvency; or

•	Certain tax or government liens on our property having a prior right of payment.

Additionally, in the event of insolvency, it is possible that a receiver, conservator or trustee, or a creditor, may attempt or seek to unwind our transactions.

The Notes may be recharacterized in the event we become insolvent which will lead to a loss for Investors.

The Notes have the risk of being recharacterized as our equity interests, and the investors thus being treated as owners of our equity interests. In the case of insolvency or liquidation, the investors, as owners of equity interests in us may be treated as general creditors with last priority for purposes of liquidating distributions made in connection with insolvency.

Once the Notes are sold, we will have substantial indebtedness.

The Offering will create substantial indebtedness for us, which could adversely affect our financial position and prevent us from fulfilling our obligations under the Notes. Our substantial indebtedness could have important consequences to any investor in the Notes. For example, it could:

•	limit our ability to borrow additional funds or obtain additional financing in the future;

•	limit our flexibility to plan for and react to changes in business and industry; and

•	impair our ability to withstand a general downturn in our business and place us at a disadvantage compared to competitors that are less leveraged.

In addition, our high level of debt requires it to dedicate a substantial portion of its cash flow to pay principal and interest on its debt, which will reduce the funds available for working capital, capital expenditures, acquisitions and other general corporate purposes.

We did not establish the escrow reserve account or the interest reserve account.

As of the date hereof, we have not established the escrow account. We have also not established or funded the interest reserve account for the quarterly Note payments. You should not invest in this Offering until we establish the escrow account.

No person or entity is obligated to make additional capital contributions or loans us to enable us to pay our obligations.

No person or entity has any obligation or commitment whatsoever to make any capital contributions or loans to us. Accordingly, if we do not receive sufficient funds from the Project’s operations to make principal and interest payments pursuant to the Note terms when due, we may not rely on capital contributions or loans from any person or entity and, therefore, may not be able to satisfy our obligations.

There is no guarantee that we will raise sufficient capital to repay our Senior Loan.

There is no guarantee that we will raise a sufficient amount of capital in this Offering to repay the Senior Loan and to therefore elevate the noteholders into the senior collateral position. In the event we do not repay our Senior Loan, the noteholders will remain in a junior position until the Senior Loan is repaid.

The Project is subject to risks typically associated with construction projects, including costs exceeding the budget and delays.

Successful construction of the Project will involve a number of risks typically associated with construction projects, including the possibility that we may be unable to obtain, or may experience delays in obtaining, necessary building, occupancy and other required governmental permits and authorizations. We are dependent upon these permits and authorizations to successfully construct the Project, operate the Hotel, and any delay or inability to obtain such permits could adversely affect the results of operations. We may also incur construction costs that exceed original estimates and may not complete construction projects on schedule. Anticipated costs and construction schedules in connection with development activities will be based on budgets, conceptual designs and construction schedule estimates prepared for the Project by its designers, consultants, architects and contractors. We intend to rely on general contractors and subcontractors to construct the Project. There can be no assurance that we will not experience difficulties in working with general contractors and subcontractors which could result in increased construction costs and delays. Further, development is subject to a number of contingencies over which we will have little control and that may adversely affect Project cost and completion time. Construction, equipment or staffing problems beyond our or the general contractors, including without limitation, worker strikes and shortages of, or the inability to obtain, qualified trades people (carpenters, roofers, electricians and plumbers), labor or materials; energy shortages; increases and/or shortages of raw materials; the inability of the general contractor or subcontractors to perform under their contracts; adverse weather conditions; and changes in applicable laws or regulations or in the method of applying such laws and regulations, could increase the total cost, delay or prevent construction, or otherwise affect the design and features of the anticipated improvements. There can be no assurance that we will be successful in developing the Project or that the Project will be successful. If we are unable to develop, construct and/or operate the Project, or encounter significant obstacles, the Project may not generate sufficient revenues to enable us to make Note principal and interest payments, or reduce the value of the Project. Further, delays that prevent the timely construction and opening of the Hotel could substantially impact the anticipated returns and, therefore, our ability to make principal and interest payments.

The Project is subject to risks incidental to the ownership of real property and general economic changes.

Ownership of the Project and the Hotel will be subject to the risks generally incidental to the ownership of real property, such as adverse changes in regional or local economic conditions, including local employment, interest rates, inflation, availability of funds, governmental rules and fiscal policies, existing competition and potential competition generated out of competing hotels being built or operated in the same general area as the Project, the availability and cost of necessary utilities and services, changes in real estate tax rates and other operating expenses. In addition, national economic changes and international events may adversely impact general conditions and the economy in the market area of the Project. The Project also will be subject to those risks inherent in the ownership of income-producing real property, such as occupancy, operating expenses and room rental schedules, which in turn may be adversely affected by general and local economic conditions, the supply of and demand for hospitality properties catering to the business and leisure travel markets, the financial condition of sellers of properties, zoning laws, federal and local real property tax rates. Certain expenditures associated with real estate equity investments are fixed (principally mortgage payments, if any, real estate taxes and maintenance costs) and are not necessarily decreased by events adversely affecting income from the Project. The Project’s ability to meet its obligations will depend on factors such as these and no assurance of a profitable operation can be given.

We may incur casualty losses that are not covered by insurance.

We expect to obtain insurance coverage of the type and in the amount customarily obtained by owners of properties and businesses similar to the Project, including comprehensive casualty insurance, liability and fire and extended coverage, in amounts sufficient to permit replacement in the event the Project sustains a total loss, subject to applicable deductibles. There are certain types of losses, however, generally of a catastrophic nature, resulting from, for example, earthquakes, floods, pollution, environmental matters or terrorist acts, that may be uninsurable or that may not be economically insurable. Inflation, changes in building codes and ordinances, environmental considerations, and other factors also might make it economically impractical to use insurance proceeds to replace improvements at the Project if they are damaged or destroyed. Under such circumstances, the insurance proceeds received, if any, might be inadequate to restore any improvements at the Project. We cannot guarantee that material losses in excess of insurance proceeds will not occur in the future. If the Project experiences a catastrophic loss, it could seriously disrupt our operations, delay revenue and result in large expenses to repair or rebuild the Project. Also, due to inflation, changes in codes and ordinances, environmental considerations and other factors, it may not be feasible to use insurance proceeds to replace the Project after it has been damaged or destroyed. Events such as these could adversely affect our results of operations and our ability to meet our obligations. If the Project suffers from severe weather, even if the Project is insured, the Project’s performance could be adversely affected.

The Project and Project Site may not be in compliance with current zoning laws.

The Project and the Project Site may not comply with current zoning laws upon completion, despite the fact that we received Plat approval for the Project Site on June 2, 2016 from the Plat and Street Committee of the City of Miami. Such other zoning laws may relate to density, use, parking, height and set back requirements, due to changes in zoning requirements during or after construction has been completed. The Project Site, for which variances or special permits were or may be issued or for which non-conformity with current zoning laws are otherwise permitted, are considered to be a “legal non-conforming use” and/or the improvements are considered to be “legal non-conforming structures.” As a result, we may not be able to continue the non-conforming use or rebuild the non-conforming premises “as is” in the event of a substantial casualty loss, such as the result of an act of God or other catastrophic event. These limitations may adversely affect our ability to make payments pursuant to the Note terms following the loss. Likewise, if a substantial casualty were to occur, we cannot assure investors that insurance proceeds would be available to pay the principal and interest pursuant to the Note terms. In addition, if a non-conforming use were to be discontinued and/or the Project Site were repaired or restored in conformity with the current law, the value of the Project and/or the Project or their revenue producing potential may not be equal to that before the casualty.

In addition, if the Project does not conform to current zoning laws now or upon completion, the Project may not be deemed a “legal non-conforming use” or “legal non-conforming structure.” The failure to comply with zoning laws or to be a “legal non-conforming use” or “legal non-conforming structure” may adversely affect market value of the Project, the Project Site or our ability to continue to use, construct and operate it in the manner which it is currently being used or may necessitate material additional expenditures to remedy non-conformities.

Furthermore, the Project and the Project Site may be subject to certain restrictions imposed pursuant to restrictive covenants, reciprocal easement agreements or operating agreements or historical landmark designations. Such use restrictions could include, for example, limitations on the character of the improvements or the properties, limitations affecting noise and parking requirements, among other things, and limitations on our right to operate certain types of facilities within a prescribed radius. These limitations could adversely affect our ability to operate the Hotel in accordance with the Franchise Agreement (as such term is defined in Item 7, Description of Business), thus adversely affecting our ability to fulfill its obligations under the Notes.

Our construction contract is with an affiliate.

We entered into a construction contract with Rebuild Miami, LLC, (the “General Contractor”) an affiliated entity, for $23,728,500. As the General Contractor is an affiliate entity, the cost of construction may not be a result of arm’s length negotiation or may be inaccurate.

We have not executed certain material agreements relating to the Hotel.

To date, we have not executed a Franchise Agreement with Best Western or the Hotel Management Agreement with Trust Hospitality. Although Best Western has approved our franchise application, we have not yet executed the final Franchise Agreement. As such, any amounts owed under the Franchise Agreement and our obligations as a franchisee have not been finalized. Likewise, we have not executed the Hotel Management Agreement, and while we anticipate doing so upon the closing of the Minimum Amount, certain items such as fees have yet to be determined. As such, we cannot give any assurances that these agreements will be finalized. In the event that we do not finalize these agreements, we will need to source an alternate franchisor and an alternate hotel manager. This would divert the attention of our Members and our Manager, and there is no guarantee that we would be able to secure a substitute franchisor or hotel manager, and if we do, there is likewise no guarantee that such agreements would be on favorable terms to us.

Costs of complying with governmental laws and regulations could have an adverse effect on our business, financial condition and results of operations.

Under various federal, state and local environmental laws, ordinances and regulations, a current or previous owner or operator of real property may be held liable for the cost of removal or remediation of certain hazardous or toxic substances, including, without limitation, asbestos-containing materials that could be located on, in or under such property. Such laws and regulations often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of the hazardous or toxic substances.

Environmental audits performed on the Project Site have not revealed any environmental liability that management believes would have a material adverse effect on our business, financial condition or results of operations. No assurance can be given that existing environmental audits with respect to the Project Site reveal all environmental liabilities.

An increase in wages, as a result of a shortage of qualified personnel or otherwise, or an increase in staffing requirements as a result of regulatory changes, could substantially increase our operating costs and reduce earnings.

We will compete with other hotels for qualified personnel. A shortage of qualified personnel and general inflationary pressures may force us to enhance wage and benefits packages to compete for qualified personnel. To supplement staffing levels, we periodically may be forced to use more costly temporary help from staffing agencies. Because labor costs are expected to represent a significant portion of our operating expenses, increases in wage rates could increase costs and reduce earnings. In addition, regulatory changes could increase wages and other benefits payable to employees of the Hotel and/or increase the staffing requirements of the Hotel in each instance increasing costs and reducing earnings.

Compliance with the Americans with Disabilities Act, and fire, safety and other regulations may require us to make unanticipated expenditures which could increase its costs and therefore adversely affect its earnings and financial condition.

The Project is required to comply with the Americans with Disabilities Act, or “ADA.” The ADA generally requires that buildings be made accessible to people with disabilities. Additionally, we are required to operate the Project in compliance with applicable fire and safety regulations, building codes and other land use regulations and licensing or certification requirements as they may be adopted by governmental agencies and bodies from time to time. We may be required to make substantial expenditures to comply with those requirements.

Our success will depend on the services of the key management personnel, the loss of which may have a material adverse effect on its financial condition and results of operations.

The success of our business will be highly dependent upon the services of Richard Meruelo, Anthony Meruelo and Stephen Meruelo. Mr. Anthony Meruelo and Mr. Stephen Meruelo serve as our Members. Mr. Richard Meruelo is the President of our Manager, USA Capital Management, Inc. (“USA Capital Management”). The loss of their services could adversely affect our business operations. We do not expect to purchase a key employee insurance policy covering their lives. We are also dependent upon its ability to attract and retain management personnel who will be responsible for the day-to-day operations of the Project. The loss of the services of any or all of such officers our inability to attract additional management personnel in the future could have a material adverse effect on our financial condition or results of operations.

We lack investment diversification.

Our business will involve the ownership and operation of only one asset, the Project Site. Accordingly, our financial affairs will depend entirely on the successful operation of the Project. As such, we will be subject to greater risks than a company that owns or operates a portfolio of properties or businesses. Our revenues and cash flow will depend solely on the patronage of the Project. Therefore, we will be subject to more significant fluctuations in operating results than a geographically or project diversified company due to factors such as:

•	a downturn in local or regional economic conditions;

•	an increase in competition in the surrounding area;

•	changes in the State’s laws and regulatory environment; and

•	natural and other disasters in the surrounding area, including flooding and fire.

If we are unable to generate sufficient cash flow, we may need to refinance or restructure our debt, reduce or delay capital investments or seek to raise additional capital in order to service its obligations under the Note terms. These measures may not be available to us or, if available, they may not be sufficient or on terms satisfactory to enable us to satisfy our obligations.

There are tax implications associated with purchasing the Notes.

There are risks associated with the tax aspects of an investment in the Notes are complex and will not be the same for all prospective investors. Each prospective investor is advised to consult its own tax advisors before investing in the Notes.

RISKS RELATED TO THE LODGING INDUSTRY

The performance of the lodging industry is connected to current economic conditions.

The performance of the lodging industry has historically been closely linked to the performance of the general economy and, specifically, growth in U.S. GDP. It is also sensitive to business and personal discretionary spending levels. Declines in corporate travel budgets and consumer demand due to adverse general economic conditions, such as declines in U.S. GDP, risks affecting or reducing travel patterns, lower consumer confidence or adverse political conditions can lower the revenues and profitability of hotel properties. The current global economic downturn has led to a significant decline in demand for products and services provided by the lodging industry, lower occupancy levels and significantly reduced room rates.

We anticipate that recovery of demand for products and services provided by the lodging industry will lag improvement in economic conditions. Management cannot predict how severe or prolonged the global economic downturn will be or how severe or prolonged the lodging industry downturn will be. A further extended period of economic weakness would likely have an adverse impact on our revenues and negatively affect ours financial condition and results of operations.

The Hotel will have ongoing capital expenditure requirements.

The Hotel will have an ongoing need for renovations and other capital improvements, including replacement, from time to time, of furniture, fixtures and equipment. In addition, if we incur additional indebtedness, our lenders will likely require that we set aside annual amounts for capital improvements to the Hotel. These capital improvements may give rise to the following risks:

•	possible environmental problems;

•	construction cost overruns and delays;

•	the possibility that revenues will be reduced while rooms or restaurants are out of service due to capital improvement projects;

•	a possible shortage of available cash to fund capital improvements and the related possibility that financing for these capital improvements may not be available to us on attractive terms; and

•	uncertainties as to market demand or a loss of market demand after capital improvements have begun.

The costs of renovations and capital improvements could adversely affect our financial condition, results of operations, and its ability perform pursuant to the Note terms.

Hotel development involves various different risks.

Hotel development involves a number of risks, including risks associated with:

•	construction delays or cost overruns that may increase project costs;

•	the receipt of zoning, occupancy and other required governmental permits and authorizations;

•	development costs incurred for projects that are not pursued to completion;

•	acts of God such as floods or fires that could adversely impact a project;

•	the negative impact of construction on operating performance during and soon after the construction period;

•	the ability to raise capital; and

•	governmental restrictions on the nature or size of a project.

We cannot assure you that the Project will be completed on time or within budget. Our inability to complete the Project on time or within budget could adversely affect our financial condition, results of operations and its ability to fulfill our obligations pursuant to the Note terms.

The Hotel faces numerous competitors and, if the Hotel were unable to compete successfully, it could lose occupancy, revenues and earnings.

The Hotel is in a highly competitive industry. There are many competitors in this segment, and many of these competitors may have substantially greater marketing and financial resources than ours. The Hotel will compete locally with other hotels, guesthouses, lodging establishments and hospitality companies in close proximity, and in the Miami area in general, to obtain guests. The Hotel will compete on the basis of location, accommodations, amenities, room rates, quality, service levels, reputation and reservations systems, among many factors. This competition could reduce occupancy levels and room revenue at the Hotel. Over-building in the lodging industry may increase the number of rooms available and may decrease occupancy and room rates. The availability and quality of competing hotels in the area in which we will operate can significantly influence occupancy levels in the Hotel. The entrance of any additional competitors or the expansion of existing competing hotels could result in the Hotel’s loss of occupancy, revenues and earnings. In addition, in periods of weak demand, as may occur during a general economic recession, profitability is negatively affected by the relatively high fixed costs of operating upscale hotels. If the Hotel is not able to compete successfully, we will not be able to generate sufficient revenues and cash flow to make payments pursuant to the Note terms

The lodging industry is cyclical nature, and a decline in the demand for lodging can negatively affect the Hotel’s operations and in turn our ability to perform pursuant to the Note Indenture.

Fluctuations in lodging demand and, therefore, hotel operating performance, are caused largely by general economic and local market conditions, which subsequently affect levels of business and leisure travel. In addition to general economic conditions, new hotel room supply is an important factor that can affect lodging industry fundamentals, and overbuilding has the potential to further exacerbate the negative impact of an economic recession. Room rates and occupancy, and thus revenue available per room, tend to increase when demand growth exceeds supply growth. A decline in lodging demand, or a continued growth in lodging supply, could result in continued deterioration in lodging industry fundamentals and returns that are substantially below expectations, or result in losses, which could adversely affect the Hotel and thus our financial condition, results of operations and its ability to make payments of principal and interest pursuant to the Note Terms.

The Hotel may compete for the services of the Hotel Manager and its personnel.

Under the Hotel Management Agreement, the Hotel Manager (as such term is defined in Item 7, Description of Business) will exclusively oversee, manage and operate the Hotel. Accordingly, we will not have independent management personnel and will rely on the Hotel Manager for its management personnel and operation of the Hotel. The Hotel Manager, however, is not required to devote 100% of its time and personnel to the Hotel. In fact the Hotel Manager currently is engaged, and may become engaged, in substantial other activities apart from the Hotel. As such, the Hotel Manager will have conflicts of interest in allocating management time, services and functions between us and any other business ventures in which the Hotel Manager and its personnel are or may become involved. Any such conflicts may have an adverse effect on the Hotel’s operations and financial affairs.

We face risks related to pandemic diseases, including avian flu, H1N1 flu, H7N9 flu, Ebola virus and Zika virus, which could materially and adversely affect travel and result in reduced demand for the Hotel and could have a material adverse effect on us.

Our business could be materially and adversely affected by the effect of, or the public perception or a risk of, a pandemic disease on the travel industry. For example, the outbreaks of severe acute respiratory syndrome (“SARS”) and avian flu in 2003 had a severe impact on the travel industry, and the outbreaks of H1N1 flu in 2009 threatened to have a similar impact. Recently, cases of the Zika virus have been reported in the South Florida area. Additionally, the public perception of a risk of a pandemic or media coverage of these diseases, particularly if focused on regions in which our resorts are located, may adversely affect us by reducing demand for our resorts. A prolonged occurrence of SARS, avian flu, H1N1 flu, H7N9 flu, Ebola virus, Zika virus or another pandemic disease also may result in health or other government authorities imposing restrictions on travel. Any of these events could have a material adverse effect on us.

Seasonality may cause fluctuations in our revenues.

The lodging industry is seasonal in nature. This seasonality can be expected to cause quarterly fluctuations in our revenues. Our quarterly earnings may be adversely affected by factors outside its control, including weather conditions and poor economic factors. As a result, we may have to enter into short-term borrowings in certain quarters to offset these fluctuations in revenues.

Item 4.	Dilution

An early-stage company typically sells its shares (or grants options over its shares) to its founders and early employees at a very low cash cost, because they are, in effect, putting their “sweat equity” into the company. When the company seeks cash from outside investors, the new investors typically pay a much larger sum for their shares than the founders or earlier investors, which means that the cash value of the new investors stake is diluted because each share of the same type is worth the same amount, and the new investor has paid more for the shares than earlier investors did for theirs.

We have not had any stock sales, nor have we issued any of our equity securities to anyone other than our Members; nor have we issued any securities convertible into equity interests. In the future, however, for business purposes, we may issue additional membership interests, which may result in dilution of existing interest holders.

Should you purchase any of the Notes being offered herein, your Note(s) may become less valuable that we offer debt or convertible securities in future offerings that have equal ranking with the Notes. That is, in the event of liquidation, your pro rata interest in the assets of the Company will be marginalized alongside other holders of our debt instruments or equity securities.

Item 5.	Plan of Distribution and Selling Securityholders

The Offering will terminate upon the earlier of (1) the sale of $50,000,000 of the Notes, (2) one year from the date the Offering begins, or (3) a date prior to one year from the date this Offering begins that is so determined by the Company (the “Offering Period”). We anticipate engaging Ocean Bank as escrow agent to hold the funds that are tendered by investors, and assuming the Minimum Amount is reached, will hold a series of Closings at which time the Company would receive the funds from the escrow agent and issue the Notes to the Investors. In the event the Minimum Amount is not raised in 12 months, all funds received will be promptly returned to investors without interest or offset. We note that the escrow account has not been established to date.

It is anticipated that we will self-underwrite and offer and sell the Notes directly; we will not pay any commission or remuneration to our officers for their selling efforts. We are relying on Rule 3a4-1 of the Securities Exchange Act of 1934, Associated Persons of an Issuer Deemed not to be Brokers. The applicable portions of the rule state that associated persons (including companies) of an issuer shall not be deemed brokers if they a) perform substantial duties at the end of the offering for the issuer; b) are not broker dealers; and c) do not participate in selling securities more than once every 12 months, except for any of the following activities: i) preparing written communication, but no oral solicitation; or ii) responding to inquiries provided that the content is contained in the applicable registration statement; or iii) performing clerical work in effecting any transaction. Neither the Company nor any of its affiliates conduct any activities that fall outside of Rule 3a4-1 and are therefore neither brokers nor dealers.

To the extent that we engage a broker-dealer registered with the SEC and a member of the Financial Industry Regulatory Authority (“FINRA”), it will conduct the Offering on a “best-efforts” basis. We reserve the right to compensate the selected broker-dealer through commissions and reimburse its out-of-pocket expenses. Our FINRA member broker-dealer will be permitted to re-allow and pay its commissions to participating FINRA broker-dealers who sell the Notes.

Please note that we will not communicate any information to prospective investors without providing access to the Offering. The Offering may be delivered through the website via http://miamivib.com/ through email, or by hard paper copy.

However received or communicated, all of our communications will be Rule 256 compliant and not amount to a free writing prospectus. We will not orally solicit investors and no sales will be made prior to this Offering Circular being declared qualified and a final Offering is available. The screens within the website will specific with regard to the Project and the Offering. See www.miami.vib.com. The policies, management, and contact sections will also be Rebuild Miami-Edgewater specific.

Subscription Agreement

All investors will be required to complete and execute a subscription agreement in the form filed as an exhibit to the Offering Statement of which this Preliminary Offering Circular is a part. The subscription agreement is available online at www.miami.vib.com through the Company’s website.  Concurrently with payment in full by ACH transfer or wire of your subscription purchase price in accordance with the instructions in the subscription agreement. We anticipate that we will hold closings for purchases of the Notes on a semi-monthly or monthly basis. Proceeds will be held with an escrow account subject to compliance with Exchange Act Rule 15c2-4 until closing occurs.

You will be required to represent and warrant in your subscription agreement that you are an accredited investor as defined under Rule 501 of Regulation D or that your investment in the Securities does not exceed 10% of your net worth or annual income, whichever is greater, if you are a natural person, or 10% of your revenues or net assets, whichever is greater, calculated as of your most recent fiscal year if you are a non-natural person. By completing and executing your subscription agreement you will also acknowledge and represent that you have received a copy of this Offering Circular, you are purchasing the Notes for your own account and that: (i) your rights and responsibilities regarding your Notes will be governed by the Note Terms.

The Offering Period will commence upon the Offering Statement being declared qualified. The gross proceeds of this Offering will be deposited at Ocean Bank, Miami, Florida, in an escrow account established by the Company, until the Minimum Amount of Notes are sold to Investors. Once the Minimum Amount is raised, the funds will be released to us and that date will begin the accruing of interest. In the event the Minimum Amount is not raised in twelve (12) months, all funds received will be promptly returned to investors without interest or offset.

We are a statutory underwriter and will be required to comply with all obligations imposed on statutory underwriters under the 33 Act. No sale will be made to a prospective investor if the aggregate purchase price payable is more than 10% of the greater of the prospective investor’s annual income or net worth. Different rules apply to accredited investors and non-natural persons.

Quarterly, we will report to the investors and will supplement this Offering with material and/or fundamental changes to our operations. We will also provide updated financial statements to all investors and prospective investors.

In compliance with Rule 253(e) of Regulation A, we shall revise this Offering Statement during the course of the Offering whenever information herein has become false or misleading in light of existing circumstances, material developments have occurred, or there has been a fundamental change in the information initially presented. Such updates will not only correct such misleading information but shall also provide update financial statements and shall be filed as an exhibit to the Offering Statement and be requalified under Rule 252.

Item 6.	Use of Proceeds to Issuer

The following Use of Proceeds is based on estimates made by management. The proceeds of this Offering will be used for the construction and development of the Hotel, expenses of related to this Offering, and other operational expenses.

The net proceeds of a fully subscribed Offering, after expenses and fees, will be approximately $47,500,000. In the event that the Maximum Amount is raised, we anticipate using a portion of the proceeds for the repayment of our Senior Loan with CBC. The interest of the Senior Loan is set at a floating rate of Wall Street Journal Prime plus 3.00% with a 6.750% floor, with the rate adjusting on a daily basis. The net proceeds of a fully subscribed Offering, after expenses and fees, will be approximately $47,500,000. When we repay the Senior Loan, the Notes will have first priority collateral position.

Description (MAXIMUM NOTE SALES)	Amount
Development and Construction of Hotel	$23,728,500
Repayment of Senior Loan	11,272,500
3-year Interest reserve (bank deposited)	12,000,000
Selling, advertising and commissions costs	2,500,000
Transaction costs, legal and accounting	500,000
Total	$50,000,000

Description (MINIMUM NOTE SALES)	Amount
Development and Construction of Hotel	$10,400,000
3-year Interest reserve (bank deposited)	3,600,000
Selling, advertising and commissions costs	500,000
Transaction costs, legal and accounting	500,000
Total	$15,000,000

In the event that only the Minimum Amount is raised in this Offering, we will utilize the majority of the proceeds for the construction and development of the Hotel, rather than repayment of our Senior Loan. In addition, we will scale down on our advertising and marketing costs. We expect that the amount raised from the sale of the Minimum Amount will be sufficient to fund our anticipated costs relating to the construction and development of the Hotel over the next twelve months. The Minimum Amount, however, is insufficient for us to complete the construction and development of the Hotel. We anticipate that the total construction and development costs of the Hotel will be approximately $24,000,000 (the “Construction Cost”) In the event any amount less than the Construction Cost is raised in this Offering, our Manager will provide us with an unsecured loan on the same terms and conditions as the existing short-term note provided (as discussed below in Item 9, Management’s Discussion and Analysis and Item 13, Interest of Management and Others in Certain Transactions) and we anticipate seeking additional equity from our Members, possibly selling additional membership interests, entering into financing arrangements or credit facilities.

None of the proceeds of the Offering will be used compensate or otherwise make payments to any of our officers, directors, or managers. We do not have any subsidiaries. We also have not generated any revenue since inception.

It is anticipated that this expected use of the net proceeds from this Offering represents our intentions based on our current business plan, expectations and financial condition. While we do not expect any material changes in the use of net proceeds from this Offering, we cannot predict with certainty all of the particular and specific uses for the net proceeds received upon the Closing of this Offering, or the amounts we will actually spend. The amounts and timing of actual expenditures may vary based on numerous factors. As a result, our management will retain broad discretion over the allocation of the net proceeds of this Offering.

Discharge of Indebtedness

We anticipate using a portion of the net proceeds, assuming the Maximum Amount is raised, for the repayment of our Senior Loan. On March 22, 2017 we entered into a loan agreement, secured by a mortgage on the Project Site for thirteen million dollars ($13,000,000) with the Commercial Bank of California (the “Senior Loan”).

Item 7.	Description of Business

We are a Florida limited liability company that was formed in December 2014 to purchase and develop the Project Site and the Hotel. The manager of the Company is USA Capital Management, Inc., a SEC reporting company (the “Manager”). The Members of the Company are Stephen Meruelo and Anthony Meruelo. The Company has purchased the Project Site and anticipates constructing, developing and building a Best Western Hotel known as the “Miami Vib Hotel.”

We purchased the Project Site, located at the intersection of NE 2nd Avenue and NE 17th Street, in the Arts and Entertainment District of Miami, Florida (the “Project Site”), for approximately $64,000,000. In addition, our Manager, and affiliates of our Manager, have contributed approximately Sixty Million Dollars ($60,000,000) in equity and unsecured debt. The Project Site is located in what is considered to be a growing “trendy” or “hip” market area. The 7.4 acre parcel is to be developed in phases. The first phase is the construction, development and operation of what is to be known as the “Miami Vib Hotel” an urban boutique style hotel affiliated with Best Western International Inc. (“Best Western”). It is anticipated that the Hotel will have approximately 245 rooms, and will be an upscale, select service hotel. Its location in Miami’s growing Arts & Entertainment District, between the Central Business District and Wynwood and Edgewater provides access to Miami Beach, major expressways and airports, as well as cultural attractions in an arts oriented area.

The Hotel will have the “Vib” chic design elements that focus on including technology solutions throughout the lobby, local artwork, scrolling messages on the lobby ceiling, custom furniture, and sleek concrete flooring. The Hotel is planned to have a combined multi-functional lobby space, with a café area serving premium coffee. It is also expected to have a lobby or roof top bar, a fireplace or water feature searing area, and a communal gathering table. Given the Vib emphasis on technology, there will be free wi-fi, a virtual concierge, and places for guests to recharge their devices. It is also anticipated that the Hotel will have a fitness center and pool area.

The Company applied in May 2016 to the City of Miami Department of Public Works in order to obtain a new plat to facilitate construction on the Project Site. On June, 2, 2016 the tentative plat was discussed and approved at the Plat and Street Committee meeting the new plat in connection with the development of the Project Site.

As discussed below, the Company has entered into agreements with Best Western, a general contractor, an architect and a hotel manager to facilitate the construction and the development of the Hotel.

The Franchise Agreement

On March 27, 2015, Best Western approved our franchise membership application. In connection with such application, we anticipate executing a formal franchise agreement with Best Western (the “Franchise Agreement”). The term of the Franchise Agreement is ten years, beginning on the date that the Hotel is activated on Best Western’s reservations system, and will end on the last day of Best Western’s fiscal year during which the last day of the one hundred and twentieth month falls. Thereafter, the Franchise Agreement may be renewed for additional one-year terms. Pursuant to the Franchise Agreement, we are obligated to pay a monthly fee equal to five percent (5%) of the Hotel rooms’ revenue, as well as annual dues, certain assessments and charges.

The Franchise Agreements requires that construction plans are to be submitted and approved to confirm compliance with Best Western hotel standards. In addition, we are obligated to provide Best Western with progress reports, achievement of certain construction milestones within designated timeframes, and successful inspections with regard to the construction of the Hotel in order to comply with the terms of the Franchise Agreement and Best Western benchmarks and standards.

General Contractor

On June 30, 2016 we entered into a construction contract for $23,728,500, with Rebuild Miami, LLC, an affiliate of the Company, to serve as the licensed general contractor (the “General Contractor”). The General Contractor agreement provides for the pouring of the Hotel’s foundation, construction of walls, roof, glazing, interiors and finishes.

Architect

We retained Kobi Karp Architecture to serve as the architect for the Hotel (the “Architect”) on January 29, 2016. It is anticipated that the total basic compensation to the Architect will be $500,000, but such amount may increase by $1,000 per hotel key for each key above two hundred and fifty (250) keys. We have already paid the Architect $125,000 for the design of the Project, and we anticipate paying an additional $125,000 to complete the architectural drawings. The Architect has over two decades of experience providing innovative design domestically and internationally in hospitality, retail and high-end residential developments, and is headquartered in Miami, Florida. The Architect has designed over $36 billion in mixed use, commercial, residential and multi-family properties across the globe. The Architect is the recipient of numerous awards, including AIA Awards for Outstanding Young Architect of the Year Award, AIA Outstanding Service Award, AIA Award of Merit, American Resort Development Association Gold Award for Hotel Conversion, the Network of the Hospitality Excellence in Design Award, the Miami Deign Preservation League Merit Awards, and the Dade Heritage Trust Historic Preservation Awards.

Hotel Manager

We anticipate entering into a hotel consulting and management agreement (the “Hotel Management Agreement”) with Trust Hospitality, LLC a Florida limited liability company (the “Hotel Manager”) to provide consulting services in connection with the planning, development, construction, finishing and equipping of the Hotel. Upon the completion of construction, the Hotel Manager will operate and manage the Hotel. The Hotel Manager has over twenty-five years of experience operating branded and independent hotels, as well providing branding and consulting services to hotel owners and operators.

The term of the Hotel Management Agreement is contemplated to be three (3) years after the opening date of the Hotel. The term may continue from year-to-year unless terminated by the other party on at least sixty (60) days’ notice prior to the end of the term or any one year extension period. The Hotel Manager proposes providing consulting regarding planning, construction and the development of the Hotel. This includes review of the architectural design, assist in selection of an interior designer, assist in the selection of a project manager to coordinate the work of the design professionals, development of budgets, selection of equipment and periodic extensions. We anticipate that the Hotel Manager will also provide pre-opening services with regard to operating budgets, food and beverage concepts, staffing tables, staff retention and training, advertising and marketing, centralized bookings, licenses and certain accounting systems and services. Upon the opening date of the Hotel, we understand that the Hotel Manager will provide the general duties of a hotel manager at facilities similar to the Hotel, including, but not limited to, the development of an annual plan, profit and loss statements, a budget for receipts and expenditures, and a sales and marketing services.

The Hotel Manager is to receive a $25,000 consulting fee plus pre-approved expenses in connection with providing services during the planning, construction and development phase of the Hotel; $25,000 for services performed during the pre-opening phase of the Hotel, relating to dealing with staffing, training, marketing and financial planning in anticipation of the Hotel opening; and during the operation of the Hotel a base management fee equal to 2.5% of the gross revenues derived from the operation of the Hotel, and an incentive fee, tied to the EBITA for the purpose of maximizing profit derived from the operation of the Hotel. We anticipate executing this proposed agreement when the Minimum Amount is raised.

Item 8.	Description of Property

The Company’s principal office is located at 5101 Collins Avenue, Miami Beach, Florida 33140. The Company leases space at such address from Menada, Inc., a related entity of Mr. Richard Meruelo, the President of our Manager. As our business purpose is to provide construction and a development service for the Hotel, such location is suitable and adequate for its purposes. Upon construction of the Hotel, however, the Company anticipates relocating its office location to the Project Site.

As described in Item 7, Description of Business, we own a 7.4 acre parcel in Miami’s Arts and Entertainment District upon which we anticipate constructing and developing the Hotel.

Item 9.	Management’s Discussion and Analysis of Financial Condition and Results of Operations

Introduction

The following discussion of our financial condition and results of operations should be read together with the audited financial statements for the period ended December 31, 2015 and for the period ended December 31, 2016 and related notes. This discussion may contain forward-looking statements based upon current expectations that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors.

The effective date of this MD&A is June 15, 2017. We prepare our financial statements in conformity with generally accepted accounting principles in the United States of America ("US GAAP"). Our management is responsible for our financial statements and this discussion of our financial condition and results of operations.

The Company was formed on December 16, 2014 and as such has no prior business operations.  The Company’s success will depend upon its ability to successfully construct and operate the Project.

Results of Operations

The following table summarizes the results of our operations for the period from January 1, 2014 to December 31, 2015.

Amount
ASSETS
Property Held for Development
Capitalized Costs	$2,701,683
Land and Land Improvements	$64,403,929
Total Property Held for Development	$67,105,612
Total Assets	$67,105,612

LIABILITIES AND MEMBER’S CAPITAL

LIABILITIES
Accounts Payable and Accrued Expenses	$2,707,128
Total Current Liabilities	$2,707,128
Note Payable	$34,000,000
Total Liabilities	$36,707,138

MEMBER’S CAPITAL
Member’s Capital	$30,398,474

TOTAL LIABILITIES AND MEMBER’S CAPITAL	$67,105,612

The following table summarizes the results of our operations for the period from January 1, 2016 to December 31, 2016.

Amount
ASSETS
Property Held for Development
Capitalized Costs	$5,856,985
Land and Land Improvements	$64,533,276
Total Property Held for Development	$70,390,261
Prepaid Expenses	$35,715
Total Assets	$70,425,976

LIABILITIES AND MEMBER’S CAPITAL

LIABILITIES
Accounts Payable and Accrued Expenses	$5,365,043
Total Current Liabilities	$5,365,043
Note Payable	$34,000,000
Total Liabilities	$39,365,043

MEMBER’S CAPITAL
Member’s Capital	$31,060,933

TOTAL LIABILITIES AND MEMBER’S CAPITAL	$70,425, 976

Comparison of Years Ended December 31, 2016 and 2015

Revenues. The Company is a pre-revenue development stage company purposed to develop, construct and operate the Hotel.

General and Administrative Expenses. Our general and administrative expenses include development expenses related to the Hotel, accounting fees, legal fees, costs related to raising capital, and other business development expenses. As of December 31, 2015, we incurred expense of $2,701,683. As of December 31, 2016, we have not generated any revenues, and we have incurred expenses of $5,856,985. Thus, comparing the year-end 2015 to 2016, our expenses increased by $3,155,302. This increase in expenses relates to the amounts relating to the Franchise Agreement, the retention of the Architect, legal fees, accounting fees, and other development fees.

Liquidity and Capital Resources

Since inception, our principal sources of operating funds have been proceeds from equity invested by our Manager, its President, and his family members, along with credit facilities. Our Manager, its President, and affiliates thereof have provided Thirty Million Dollars ($30,000,000) in unsecured debt and Thirty Million Dollars ($30,000,000) of equity to the Project. The Commercial Bank of California (“CBC”) is our senior lender.  We maintain sufficient liquidity and capital resources through our Senior Loan and various short note arrangements to continue development activities for approximately the next twelve months, other than construction costs of the Hotel. With regard to our long-term liquidity, we believe that the proceeds of this Offering will provide the funds necessary to construct, complete and open the Hotel. We anticipate that the Hotel operations will be provide sufficient liquidity on a going forward basis.

Sources of Liquidity

Commercial Bank of California

On March 22, 2017 we entered into a loan agreement with CBC with regard to a first mortgage loan on the Project Site. The loan amount is $13,000,000 with interest at a floating rate of Wall Street Journal Prime plus 3.00% with a 6.750% floor, with the rate adjusting on a daily basis.

Short Term Notes

Our Manager, the President of our Manager and his family members have provided us with short term financing:

On January 19, 2017, we borrowed $10,000,000 from Ms. Belinda Meruelo at a rate of ten percent (10%) per annum. The interest on this note is payable on December 31st of every year until the note matures five (5) years after issuance. This note is unsecured. Ms. Belinda Meruelo is the mother of Mr. Richard Meruelo, the President of our Manager, USA Capital Management, and the grandmother of our Members, Messrs. Anthony and Steven Meruelo.

On March 9, 2017, we borrowed $7,500,000 from Mr. Richard Meruelo, the President of our Manager, and his wife, Mrs. Maria Meruelo at a rate of ten percent (10%) per annum. The interest on this note is payable on December 31st of every year until the note matures five (5) years after issuance. This note is unsecured.

On March 16, 2017, we borrowed $12,500,000 from our Manager, USA Capital Management, at a rate of ten percent (10%) per annum. The interest on this note is payable on December 31st of every year until the note matures five (5) years after issuance. This note is unsecured.

Commitment from Manager

Our Manager, USA Capital Management, has committed to provide us with an unsecured loan in the amount of $2,728,500, in the event of a shortfall.

Material Commitments for Capital Expenditures

The Franchise Agreement

On March 27, 2015, Best Western approved the Company’s franchise membership application. Pursuant to the Franchise Agreement, the Company will be obligated to pay a monthly fee equal to five percent (5%) of the Hotel rooms’ revenue, as well as annual dues, certain assessments and charges.

General Contractor

On June 30, 2016 the Company entered into a construction contract for $23,728,500, the General Contractor. To date, no payments have been made to the General Contractor.

Architect

The Company has retained Kobi Karp Architecture to serve as the architect for the Hotel (the “Architect”) on January 29, 2016. It is anticipated that the total basic compensation to the Architect will be $500,000, but such amount may increase by $1,000 per hotel key for each key above two hundred and fifty (250) keys. To date, $125,000 has been paid to the Architect, and the Company has used cash on hand for such payment.

Hotel Manager

We anticipate entering into a hotel consulting and management agreement (the “Hotel Management Agreement”) with Trust Hospitality, LLC a Florida limited liability company (the “Hotel Manager”) to provide consulting services in connection with the planning, development, construction, finishing and equipping of the Hotel. The Hotel Manager is to receive a $25,000 consulting fee plus pre-approved expenses in connection with providing services during the planning, construction and development phase of the Hotel; $25,000 for services performed during the pre-opening phase of the Hotel, relating to dealing with staffing, training, marketing and financial planning in anticipation of the Hotel opening; and during the operation of the Hotel a base management fee equal to 2.5% of the gross revenues derived from the operation of the Hotel, and an incentive fee, tied to the EBITA for the purpose of maximizing profit derived from the operation of the Hotel. We hope to execute the Hotel Management Agreement when the Minimum Amount is raised.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors.

Current Plan of Operations

We intend on commencing construction activities at the Project Site over the next twelve (12) months. This includes obtaining various construction and building permits and breaking ground. We anticipate construction of the Hotel to span approximately twenty-four (24) months. Based upon the proceeds of the Senior Loan and this Offering, we anticipate having sufficient funds to facilitate the commencement of construction and our cash requirements for the next year of operations without having to raise additional funds.

Relaxed Ongoing Reporting Requirements

Upon the completion of this Offering, we may elect to become a public reporting company under the Exchange Act. If we elect to do so, we will be required to publicly report on an ongoing basis as an “emerging growth company” (as defined in the Jumpstart Our Business Startups Act of 2012, which we refer to as the “JOBS Act”) under the reporting rules set forth under the Exchange Act. As defined in the JOBS Act, an emerging growth company is defined as a company with less than $1.0 billion in revenue during its last fiscal year. An emerging growth company may take advantage of specified reduced reporting and other burdens that are otherwise applicable generally to public companies.

For so long as we remain an “emerging growth company,” we may take advantage of certain exemptions from various reporting requirements that are applicable to other Exchange Act reporting companies that are not “emerging growth companies,” including but not limited to:

•	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act;

•	taking advantage of extensions of time to comply with certain new or revised financial accounting standards;

•	being permitted to comply with reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements; and

•	being exempt from the requirement to hold a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

If we are required to publicly report under the Exchange Act as an “emerging growth company”, we expect to take advantage of these reporting exemptions until we are no longer an emerging growth company. We would remain an “emerging growth company” for up to five (5) years, though if the market value of our Common Stock that is held by non-affiliates exceeds $700 million, we would cease to be an “emerging growth company”.

If we elect not to become a public reporting company under the Exchange Act, we will be required to publicly report on an ongoing basis under the reporting rules set forth in Regulation A for Tier 2 issuers. The ongoing reporting requirements under Regulation A are more relaxed than for “emerging growth companies” under the Exchange Act. The differences include, but are not limited to, being required to file only annual and semi-annual reports, rather than annual and quarterly reports. Annual reports are due within one hundred twenty (120) calendar days after the end of the issuer’s fiscal year, and semi-annual reports are due within ninety (90) calendar days after the end of the first six (6) months of the issuer’s fiscal year

Trends Effecting the Company

We retained Brush & Company to evaluate the potential for the development of the Hotel. In May of 2016, Brush & Company issued a “Market Survey Report for the Development of a Vib Hotel in the Arts & Entertainment District of Miami, Florida” (the “Market Report”). The Market Report, among other things, provides an area overview relating to the Hotel. As per the Market Report, the Hotel will be in the midst of commercial/residential/retail growth in a desirable location within Miami-Dade County, the most populous county in Florida’s Southeast Region. The Market Report notes that the Florida lodging market is enjoying its fifth consecutive record year for visitation. At a press conference on February 18, 2016, Governor Scott announced that Florida welcomed 105 million visitors.

With regard to the Miami tourism market, the Market Report notes that based on statistics provided by the research division of the Greater Miami Convention & Visitors Bureau, overnight visitors to Miami totaled over 15.3 million in 2015, and up 8% over 2014. This marks a new high for the prior fifteen (15) years. As per the Market Report, and according to the Smith Travel Search (“STR”) Market Pipeline Report for Miami, there are 57 lodging facilities with a total of 8,863 rentable units as of March 2016. The Miami area room counts include approximately 22.8% of the hotels and 54.2% of the rooms in the Luxury and Upper Upscale category; 57.9% independent properties with 23.8% of the rooms; 3.5% of the properties and 3.1% of the rooms are in the Economy and Midscale categories; and 10.5% of the properties and 13.2% of the Miami area rooms are in the Upscale category. It is anticipated that the Hotel will be in the Upscale category of hotel.

The supply growth in Miami-Dade County, as detailed in the chart below, grew in 2015 while demand slowed during the same time. In the first quarter of 2016, supply growth even further increased, while demanded growth has slowed.

Annual Change In Supply And Demand
	State of Florida		Miami Dade County		Competitive Set
Year	Supply	Demand	Supply	Demand	Supply	Demand
2009	+3.5%	-4.5%	+9.3%	-0.2%
2010	+2.2%	+8.6%	+2.8%	+10.8%
2011	+0.1%	+6.3%	+1.3%	+8.8%	+6.5%	+15.8%
2012	+0.1%	+3.3%	+1.2%	+2.5%	-0.1%	+1.5%
2013	+0.0%	+3.5%	+0.3%	+2.1%	+0.0%	+2.3%
2014	+0.9%	+5.3%	+1.4%	+2.5%	+0.0%	+4.0%
2015	+1.4%	+4.8%	+3.1%	+3.0%	+0.0%	-0.3%
Three months ending March
2015	+1.4%	+5.1%	+3.1%	+3.5%	+0.0%	-0.1%
2016	+1.4%	+0.1%	+3.5%	+1.6%	+0.5%	-3.1%
Source: Smith Travel Research

The Market Report notes that there is a lack of competitive facilities in the immediately surrounding geographic market. As a result, the Market Report identified 9 (nine) upper midscale or better properties1 with 3,757 rooms as a “competitive set” even though they may not be directly competitive to the Hotel. There are also a number of hotels that are either proposed or under development as of March 2016, and of those hotels, the Market Report notes that only two: the Hampton Inn & Suites and the AC Hotels by Marriott may provide direct competition for the Hotel. The Hampton Inn & Suites is currently under construction and the AC Hotels by Marriott is in final planning stages. The Market Report for the competitive set hotels notes that the revenue available per room (the “RevPar”) increased over 60% from 2010 through 2015, as compared to the State of Florida as a whole which increased slightly less than 55%, and the national RevPar which increased less than 25%.

1     Such properties include the following: Holiday Inn Port of Miami; JW Marriott Marquis Miami; Courtyard Miami Downtown Hotel Brickell Area; Kimpton EPIC Hotel; InterContinental Hotel Miami @ Miami Center; Hyatt Regency Miami; Marriott Biscayne Bay Hotel & Marina; Hilton Miami Downtown; and Doubletree Grand Biscayne Bay.

Proposed Select Service Hotel - Arts & Entertainment District

Vib - Estimated Monthly Performance
Initial Year And Stabilized Year – 245 Guest Units

	% Occupancy			ATAE*
Month	Initial	Stabilized	Initial	Stabilized	Initial	Stabilized
January	70%	74%	$195	$215	136.50	159.10
February	74%	82%	$215	$230	159.10	188.60
March	76%	84%	$225	$235	171.00	197.40
April	74%	78%	$170	$185	125.80	144.30
May	66%	74%	$145	$160	95.70	118.40
June	70%	76%	$135	$150	94.50	114.00
July	70%	74%	$135	$150	94.50	111.00
August	66%	70%	$130	$145	85.80	101.50
September	64%	68%	$125	$140	80.00	95.20
October	72%	76%	$155	$175	111.60	133.00
November	72%	74%	$165	$185	118.80	136.90
December	74%	78%	$175	$195	129.50	152.10
Full Year	71%	76%	$165	$182	116.70	137.35

Statistics have been rounded * All rates are in current value, 2016 dollars Source: BRUSH & COMPANY

The Market Report estimates the occupancy, average rate, and RevPar for the Hotel based on the existing market, as well as certain proposed hotels. The Market Report believes that the boutique style Hotel will be successful based upon its location in the Arts & Entertainment District, its affiliation with an internationally recognized franchisor, and the expected growth of arts related enterprises in the area, along with planned residential, retail, and transportation enhancements. The charts below detail the estimated RevPar and monthly performance.

Historical And Estimated Revpar

Changes Competitive Set

Proposed Vib - Miami

Year	Actual/Estimated % Change	Actual/ Estimated Revpar
2010	n.a.	$95.04
2011	+13.3%	$107.66
2012	+12.5%	$121.15
2013	+12.2%	$135.89
2014	+8.1%	$146.86
2015	+5.1%	$154.31
2016	+3.0% forecasted	$158.90
2017	+4.5% estimated	$166.10
2018*	+5.0% estimated	$174.40
2019	+6.0% estimated	$184.80
2020	+6.0% estimated	$195.90
2021	+5.5% estimated	$206.70
2022	+5.0% estimated	$217.00
2023	+4.5% estimated	$226.80

*Estimated Initial year of subject hotel

Source: Historical – Smith Travel Research

Estimates - Brush & Company

As shown, RevPAR for the competitive set has been volatile over the past few years including substantial double digit increases in 2011, 2012 and 2013 with more moderate increases in 2014 and 2015. Based on revised national estimates from a variety of sources including Smith Travel Research, PKF Consulting, Pricewaterhouse Coopers and others, the Market Report estimates a 3% rise in RevPAR for this group in 2016 with a further 4.5% increase in 2017 and 5.0 % in 2018, which is the proposed Hotel’s expected first full year of operation. Based on national estimates of continued growth, the Market Report estimates the competitive set growth will moderate somewhat as new properties ramp up to stabilized levels with a 6.0% increase in 2019 and 2020, 5.5% in 2021, 5.0% in 2022, and 4.5% in 2023.

The Market Report also provides estimated performance for the Hotel, as detailed in the chart below. The Market Report assumes that 2018 will be the Hotel’s first year of operations, and has also incorporated a “ramp-up” period before the property meets the stabilized occupancy and rate levels projected. Average rates have also been adjusted by an annual 3% growth factor in line with CPI changes over the past twenty years in addition to recovery of the discounting reflected in the early operating periods due to both the current market realities as well as the typical growth expected when a new property is introduced to the market. Based on the monthly estimates the Market Report has projected the initial five years of operation of the proposed select-service hotel below:

Proposed Vib Hotel – Arts & Entertainment District

Estimated Performance – 245-Guest Units

	Average Rate			RevPAR
Year	Occupancy %	Current-2016	Inflated	Amount	Change	Rooms Revenue
Year One – 2018	71%	$165	$175	124.25	n.a.	$10,612,000
Year Two – 2019	72%	$168	$184	132.50	+6.6%	$11,315,000
Year Three – 2020	74%	$172	$194	143.50	+8.4%	$12,261,000
Year Four – 2021	75%	$176	$204	153.00	+6.6%	$13,068,000
Year Five – 2022	76%	$180	$215	163.40	+6.8%	$13,956,000
Year Six – 2023	76%	$182	$224	170.25	+4.2%	$14,540,000

All numbers rounded, inflation estimated at 3% annually.

Source: BRUSH & COMPANY

Item 10.	Directors, Executive Officers and Significant Employees

The Members of the Company are Messrs. Anthony Meruelo and Stephen Meruelo. Mr. Richard Meruelo is the President of the Manager.

Anthony Meruelo is a real estate investor in Miami. He is the son of Richard Meruelo and brother of Stephen Meruelo. He owns multiple income properties that he manages himself. Mr. Anthony Meruelo currently develops multi-family housing in Miami, Florida, and has two projects under construction. He attended American University in Washington DC and Miami Dade College. He resides in Miami Beach, Florida and was born in 1991.

Stephen Meruelo is a real estate investor in Miami. He is the son of Richard Meruelo and brother of Anthony Meruelo. He owns multiple income properties that he manages himself. He graduated from University of Miami and received a bachelor’s degree in 2015. He is currently attending University of Miami Law School, and plans to sit for the Florida Bar Exam in 2019. He resides in Miami, Florida and was born in 1994.

The management of the Company is entrusted to USA Capital Management, Inc., a Puerto Rican corporation (the “Manager”). Mr. Richard Meruelo is the President and Founder of USA Capital Management. Mr. Meruelo is the father of Anthony Meruelo and Stephen Meruelo. Pursuant to the Company’s Operating Agreement of December 22, 2015 (the “Operating Agreement”), the Manager has the sole and exclusive control of the management, business and affairs of the Company. The Manager maintains the authority to make all decisions and take all actions for the Company, whether provided for in the Operating Agreement or not so specifically stated in the Operating Agreement. The Manager’s business is to provide real estate management services.

Mr. Richard Meruelo has over twenty-five years of experience in real estate development. Since 2012, Mr. Meruelo serves as the Founder and Manager of Rebuild Miami, LLC, the Company’s General Contractor, which is a licensed in the State of Florida and has developed multiple residential projects in South Florida. Prior to founding and managing the General Contractor, from 2001 through 2011, Mr. Meruelo served as the Chairman and Chief Executive Officer of Meruelo Maddox Properties, Inc. (“MMPI”), a real estate developer in Los Angeles, California, which developed multiple industrial parks and residential projects. In March 2009, MMPI and fifty-three (53) of its direct and indirect subsidiaries and affiliates filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code. In addition, in 2007, Los Angeles, California city prosecutors filed criminal misdemeanor charges against Mr. Meruelo alleging illegal construction, unsanitary conditions and rodent infestation. From 2003 through 2007, Mr. Meruelo was the President of Meruelo Maddux California Future Fund, LLC, which served as the general partner, along with a state pension fund, to a $150 million real estate opportunities fund. Mr. Meruelo received his Bachelor of Arts Degree from the University of Southern California in 1986.

Name	Position	Age	Term of Office	Approximate hours per week for part- time
Anthony Meruelo	Member	22	December 2015 to present	20 hours per week
Stephen Meruelo	Member	25	December 2015 to present	20 hours per week

Item 11.	Compensation of Directors and Executive Officers

Name	Capacities in which compensation was received (e.g., Chief Executive Officer, director, etc.) ($)	Cash compensation ($)	Other compensation ($)	Total compensation ($)
Anthony Meruelo	Member	0	0	0
Stephen Meruelo	Member	0	0	0

Our Members are not currently compensated and only maintain an economic interest in the Company.

Item 12.	Security Ownership of Management and Certain Securityholders

Title of class	Name and address of beneficial owner (1)	Amount and nature of beneficial ownership	Amount and nature of beneficial ownership acquirable	Percent of class
Limited Liability Company Interests	Anthony Meruelo 5101 Collins Avenue Miami Beach, Florida 33140	50% of LLC Interests.	0	50%
Limited Liability Company Interests	Stephen Meruelo 5101 Collins Avenue Miami Beach, Florida 33140	50% of LLC Interests	0	50%

Item 13.	Interest of Management and Others in Certain Transactions

General Contactor Agreement

As noted above, on June 30, 2016 the Company entered into a construction contract for $23,728,500, with Rebuild Miami, LLC, an affiliate of the Company, to serve as the licensed general contractor (the “General Contractor”). The manager of the Contractor is USA Capital Management, Inc., which is also the Manager of the Company. General Contractor’s authorized member is Richard Meruelo, who is the President of the Manager and father of Anthony and Stephen Meruelo, the Members of the Company.

Short Term Notes

Our Manager, the President of our Manager and his family members have provided us with short term financing:

On January 19, 2017, we borrowed $10,000,000 from Ms. Belinda Meruelo at a rate of ten percent (10%) per annum. The interest on this note is payable on December 31st of every year until the note matures five (5) years after issuance. This note is unsecured. Ms. Belinda Meruelo is the mother of Mr. Richard Meruelo, the President of our Manager, USA Capital Management, and the grandmother of our Members, Messrs. Anthony and Steven Meruelo.

On March 9, 2017, we borrowed $7,500,000 from Mr. Richard Meruelo, the President of our Manager, and his wife, Mrs. Maria Meruelo at a rate of ten percent (10%) per annum. The interest on this note is payable on December 31st of every year until the note matures five (5) years after issuance. This note is unsecured.

On March 16, 2017, we borrowed $12,500,000 from our Manager, USA Capital Management, at a rate of ten percent (10%) per annum. The interest on this note is payable on December 31st of every year until the note matures five (5) years after issuance. This note is unsecured.

Management Agreement

We do not provide any compensation to our Manager for its services. We anticipate providing our Manager with an asset management fee of 2% once the Hotel is operational.

Lease

We lease our office space for approximately $1.00 per year from Menada, Inc., an affiliated entity of Mr. Richard Meruelo, the President of our Manager.

Item 14.	Securities Being Offered

Description of the Notes

We are offering eight percent (8%) interest-bearing subordinated notes (the “Notes”) with interest payable quarterly in March, June, September and December until maturity, to be secured by a junior mortgage on the Project Site (the “Collateral”), for the construction and the development of the Hotel (the “Offering”). The Commercial Bank of California, (“CBC”) holds a first priority security position based upon the thirteen million dollar ($13,000,000) Mortgage and Security Agreement of March 22, 2017 secured by the Project Site (the “Senior Loan”). It is anticipated that the proceeds of the Offering will be used to repay the amounts outstanding under the Senior Loan, but only if the Maximum Amount is raised.

Interest

The Notes will bear interest at a rate of eight percent (8%) simple interest per annum, paid quarterly. All computations of the interest rate under the Notes will be made on the basis of a 360-day year of twelve 30-day months and calculated based on the actual number of days elapsed. In the event that any interest rate provided under the Notes are determined to be unlawful, such interest rate will be computed at the highest rate permitted by applicable law. Any payment by the investor of any interest amount in excess of that permitted by law will be considered a mistake, with the excess to be applied to the principal amount without prepayment premium or penalty.

Maturity

Each Note will mature on the seventh (7th) year anniversary of the issuance of such Note (the “Maturity Date”), upon which date the Holder shall be repaid principal and accrued interest in cash funds by a balloon payment.

We reserve the right to incur additional indebtedness related to the Project, which if incurred, will rank junior to the Notes. The Notes’ principal and interest will be payable solely from (i) cash flow generated by the Project after operating expenses and senior loan payments; and (ii) the pledge and guaranty obligations

Interest Reserve

The Notes will have a 3-year interest reserve for the required quarterly interest payments held in a segregated account by the Company at Ocean Bank. The interest reserve is intended that there will be funds on hand to meet the quarterly Note payments during the construction and opening of the Project. The Project is scheduled to open in approximately two years, and if we are able to meet that schedule, it may begin producing income on the third year, after commencement of construction. However, in order to allow for unexpected delays, we believe the interest reserve is sufficient to pay the quarterly interest payments noteholders for up to three years.

Pre-Payment

We may at any time prepay all or any part of the outstanding principal amount and any accrued and unpaid interest thereon, without penalty or premium, with prepayments being applied first to outstanding interest, and then to principal.

Optional Early Redemption

Investors may request early redemption of the Notes at any time after the initial 24-month term by giving us at least 90 days’ prior written notice. Subject to available funds, we may return the funds to the investor upon expiration of the 90-day notice period subject to a penalty of 5% of the principal amount being returned. After 48 months, an investor may request redemption of its Note with 90 days’ notice without penalty subject to availability of cash on hand, without penalty. Our cash position and the availability of sufficient cash, inclusive of working capital and debt reserves, to return to investors will be based on monies that are available at such time in a liquid account, as we determine in our sole discretion. Our business is to construct and develop the Hotel, which is not a liquid asset. Therefore, if we do not have available funds to honor an investor’s redemption request upon expiration of the 90-day period, we will honor the redemption request and return the investor’s funds as soon as cash becomes available.

Each closing of a purchase and sale of the Notes shall be consummated on such date(s) as we accept an Investor’s offer to purchase the Notes as evidenced by our counter-execution of the signature page to the Subscription Agreement and Notes for each such investor and the return of a fully executed Subscription Agreement and Notes to the relevant investor (each, a “Closing” and collectively, the “Closings”).

Ranking

The Notes will be designated as junior to the Senior Loan (second priority), and are secured by a Junior Mortgage on the Project Site.

As obligations of the Company designated as the Notes will rank:

•	senior to any of our future indebtedness that expressly provides it is subordinated to the Notes; and

•	effectively subordinated to all of our existing and future secured indebtedness (including the Senior Loan and indebtedness that is initially unsecured to which we subsequently grant security), to the extent of the value of the assets securing such indebtedness

Events of Default

You will have rights if an Event of Default occurs with respect to the Notes and the Event of Default is not cured, as described in the form of Note:

The term “Event of Default” with respect to the Notes means any of the following:

•	We do not pay the principal of any Note on its due date.

•	We do not pay interest on any Note when due, and such default is not cured within 30 days.

•	We remain in breach of any other covenant with respect to the Note for 60 days after we receive a written notice of default stating we are in breach. The notice must be sent by holders of at least 50.1% of the principal amount of the Notes.

We file for bankruptcy or certain other events of bankruptcy, insolvency or reorganization occur and, in the case of certain orders or decrees entered against us under any bankruptcy law, such order or decree remains undischarged or unstayed for a period of 60 days.

An Event of Default for the Notes does not necessarily constitute an Event of Default for any other series of debt securities issued by the Company.

Remedies if an Event of Default Occurs

If an Event of Default has occurred and has not been cured, holders of at least 50.1% in principal amount of the Notes may declare the entire principal amount of all the Notes to be due and immediately payable. This is called a declaration of acceleration of maturity. In certain circumstances, a declaration of acceleration of maturity may be canceled by the holders of a majority in principal amount of the Notes.

You are entitled at any time to bring a lawsuit for the payment of money due on your Notes on or after the due date.

Holders of a majority in principal amount of the Notes may waive any past defaults other than a default:

•	in the payment of principal, any premium or interest; or

•	in respect of a covenant that cannot be modified or amended without the consent of each holder of the Notes.

Book-entry and other indirect holders should consult their banks or brokers for information on how to give notice or direction to or make a request of the Trustee and how to declare or cancel an acceleration of maturity.

Each year, we will furnish to the note holders a written statement of certain of our officers certifying that to their knowledge we are in compliance with the terms of the Notes or else specifying any default.

Merger, Consolidation or Sale of Assets

Under the terms of the Notes, we are generally permitted to consolidate or merge with another entity. We are also permitted to sell all or substantially all of our assets to another entity.

Modification or Waiver

There are two types of changes we can make to the Notes:

Changes Requiring Your Approval

First, there are changes that we cannot make to the Notes without approval from each affected holder. The following is a list of those types of changes:

•	change the stated maturity of the principal of or interest on the Notes;

•	reduce any amounts due on the Notes;

•	reduce the amount of principal payable upon acceleration of the maturity of a security following a default;

•	change the place or currency of payment on the Notes;

•	impair your right to sue for payment;

•	adversely affect any rights to convert or exchange any Note in accordance with its terms;

•	reduce the percentage of holders of Notes whose consent is needed to waive to waive certain defaults; and

•	modify any other material aspects of the provisions of the Notes dealing with modification and waiver of past defaults, changes to the quorum or voting requirements or the waiver of certain covenants.

Changes Not Requiring Approval

The second type of change does not require any vote by the holders of the Notes. This type is limited to clarifications, or to any provision of this “Description of Notes,” and certain other changes that would not adversely affect holders of the Notes in any material respect.

Item 15.	PART F/S

PART F/S

INDEPENDENT AUDITOR’S REPORT

To the Board of Directors and Member
Rebuild Miami – Edgewater, LLC
404 Ave Constitution #208
San Juan, Puerto Rico 00901-2237

We have audited the accompanying balance sheet (financial statement) of Rebuild Miami – Edgewater, LLC (the Company), as of and for the year ended December 31, 2016, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statement

Management is responsible for the preparation and fair presentation of the financial statement in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statement that is free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on the financial statement based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statement. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statement, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statement.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the balance sheet, in all material respects, present fairly the financial position of Rebuild Miami – Edgewater, LLC as of December 31, 2016 in accordance with accounting principles generally accepted in the United States of America.

Newport Beach, California

April 12, 2017

TABLE OF CONTENTS

Financial statement	1

Footnotes	2 - 3

Rebuild Miami-Edgewater, LLC
Balance Sheet
December 31, 2016

ASSETS

Property Held for Development:
Land and Land Improvements	$64,533,276
Capitalized Costs	5,856,985
Total Property Held for Development	70,390,261

Prepaid Expenses	35,715

TOTAL ASSETS	$70,425,976

LIABILITIES and MEMBER’S CAPITAL

Accounts Payable and Accrued expenses	$5,365,043
Total Current Liabilities	5,365,043

Note Payable	34,000,000

TOTAL LIABILITIES	$39,365,043

MEMBER’S CAPITAL

Member’s Capital	31,060,933

TOTAL LIABILITIES and MEMBER’S CAPITAL	$70,425,976

The accompanying notes are an integral part of this audited balance sheet.

1

Rebuild Miami-Edgewater, LLC
Notes of the Balance Sheet
December 31, 2016

NOTE 1:	Nature Summary of Significant Accounting Policies

a)	Nature of Operations

Rebuild Miami–Edgewater, LLC was incorporated in December, 2014 as a domestic limited liability company under the laws of the State of Florida. The Company was formed for the purposes of purchasing and developing approximately 7.4 acres of land.

b)	Basis of Accounting

The Company’s policy is to prepare its financial statements on the accrual basis of accounting, whereby revenue is recognized when earned and expenses are recognized when incurred.

c)	Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted (GAAP) in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

d)	Property Held for Development

Property held for development consists of costs related to the purchase of land and land improvements, and other capitalized costs such as property taxes and accrued interest (stated at cost). These costs do not represent replacement or realizable values. At December 31, 2016, those costs are comprised as follows:

Capitalized property tax	$1,412,430
Capitalized interest	4,444,555
Total Capitalized costs	$5,856,985
Land Improvements	180,442
Land cost	64,352,834
Total Property Held for Development	$70,390,261

2

Rebuild Miami-Edgewater, LLC
Notes of the Balance Sheet
December 31, 2016

e)	Income Taxes

The Company is treated as a domestic limited liability company for federal income tax purposes. This limited liability company is neither a tax paying entity for federal nor state income tax purposes and no income taxes expense has been recorded.

NOTE 2:	Note Payable

The Company has note payable with BDB Realty, LLC for $34,000,000 at a rate of 6.5% per annum. The note is secured and due on January 07, 2017 along with accrued interest. At December 31, 2016, accrued interest of $4,444,555 is included in the balance sheet as a component of the accounts payable and accrued expenses total. Subsequent to December 31, 2016, the Company paid in full this note payable.

NOTE 3:	Subsequent Event

The Company has paid in full the note payable, plus the accrued interest, as of April 12, 2017 with several individual payments. In addition, the Company entered into a new note payable with Commercial Bank for $13,000,000 at an initial rate of 7.0% per annum and various other unsecured notes for $30,000,000 (at a rate of 10%).

3

INDEPENDENT AUDITOR’S REPORT

To the Board of Directors
Rebuild Miami – Edgewater, LLC
404 Ave Constitution #208
San Juan, Puerto Rico 00901-2237

We have audited the accompanying financial statement of Rebuild Miami – Edgewater, LLC (a Florida Limited Liability Company), which comprise the balance sheet as of and for the year ended December 31, 2015, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statement

Management is responsible for the preparation and fair presentation of the financial statement in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statement that is free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on the financial statement based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statement. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statement, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statement.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statement referred to above present fairly, in all material respects, the financial position of Rebuild Miami – Edgewater, LLC as of December 31, 2015 in accordance with accounting principles generally accepted in the United States of America.

Newport Beach, California

December 16, 2016

TABLE OF CONTENTS

Financial statement	1

Footnotes	2 - 3

Rebuild Miami-Edgewater, LLC

Balance Sheet

December 31, 2015
ASSETS
Property Held for Development:

Capitalized Costs	$2,701,683
Land and Land Improvements	64,403,929
Total Property Held for Development	67,105,612

TOTAL ASSETS	$67,105,612

LIABILITIES and MEMBER’S CAPITAL LIABILITIES

Accounts Payable and Accrued expenses	$2,707,138
Total Current Liabilities	2,707,138

Note Payable	34,000,000

TOTAL LIABILITIES	$36,707,138

MEMBER’S CAPITAL

Member’s Capital	30,398,474

TOTAL LIABILITIES and MEMBER’S CAPITAL	$67,105,612

The accompanying notes are an integral part of this audited financial statement.

1

Rebuild Miami – Edgewater, LLC
Notes of the Balance Sheet
As of December, 2015

NOTE 1:	Summary of Significant Accounting Policies

a)	Nature of Operations

Rebuild Miami–Edgewater, LLC was incorporated in December, 2014 as a domestic limited liability company under the laws of the State of Florida. The Company was formed for the purposes of purchasing and developing approximately 7.4 acres of land.

b)	Basis of Accounting

The Company’s policy is to prepare its financial statements on the accrual basis of accounting, whereby revenue is recognized when earned and expenses are recognized when incurred.

c)	Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted (GAAP) in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

d)	Property Held for Development

Property held for development consists of costs related to the purchase of land and land improvements, and other capitalized costs such as property taxes and accrued interest (stated at cost). These costs do not represent replacement or realizable values. At December 31, 2015, those costs are comprised as follows:

Capitalized property tax	$503,961
Capitalized interest	2,197,722
Total Capitalized costs	$2,701,683
Land Improvements	51,095
Land cost	64,352,834
Total Property Held for Development	$67,105,612

2

Rebuild Miami – Edgewater, LLC
Notes of the Balance Sheet
As of December, 2015

e)	Income Taxes

The Company is treated as a domestic limited liability company for federal income tax purposes. This limited liability company is neither a tax paying entity for federal nor state income tax purposes and no income taxes expense has been recorded.

NOTE 2:	Note Payable

The Company has note payable with BDB Realty, LLC for $34,000,000 at a rate of 6.5% per annum. The note is secured and due on January 07, 2017 along with accrued interest. At December 31, 2015, accrued interest of $2,197,722 is included in the balance sheet as a component of the accounts payable and accrued expenses total.

3

Item 16.	Index to Exhibits

Exhibit	Description
2.1	Amended and Restated Operating Agreement
3.1	Form of Note
3.2	Form of Junior Mortgage*
3.3	Commercial Bank of California Loan Agreement and Mortgage
3.4	Consent of Commercial Bank of California
3.5	Short Term Note held by Mrs. Belinda Meruelo
3.6	Short Term Note held by Mr. Richard Meruelo and Mrs. Belinda Meruelo
3.7	Short Term Note held by USA Capital Management
4.1	Form of Subscription Agreement*
6.1	Welcome Letter and Terms of Approval Letter (Best Western International, Inc.)
6.2	General Contractor Agreement
6.3	Architect Agreement
6.4	Hotel Manager Agreement (Proposed)
8.1	Form of Escrow Agreement
11.1	Consent of Anton & Chia
11.2	Consent of Brush & Company
12.1	Opinion of Greenberg Traurig, LLP as to legality of the securities covered by the Offering Circular*

*	To be filed by amendment

43

SIGNATURE PAGE

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miami, State of Florida, on June 28, 2017.

(Exact name of issuer as specified in its charter) Rebuild Miami-Edgewater, LLC

By (Signature)	/s/ Richard Meruelo
Richard Meruelo

(Title) President of USA CAPITAL MANAGEMENT, INC.

a/k/a USA CAPITAL MANAGEMENT CO., INC., its Manager

This offering statement has been signed by the following persons in the capacities and on the dates indicated.

By (Signature)	/s/ Richard Meruelo
Richard Meruelo

(Title) President of USA CAPITAL MANAGEMENT, INC.

a/k/a USA CAPITAL MANAGEMENT CO., INC., its Manager

(Date) June 28, 2017

By (Signature)	/s/ Anthony Meruelo
Anthony Meruelo

(Title) Member

(Date) June 29, 2017

By (Signature)	/s/ Stephen Meruelo
Stephen Meruelo

(Title) Member

(Date) June 29, 2017

44